Exhibit No. 99.1

MIKRON INFRARED, INC. CORRECTS
$.01 EPS UNDERSTATEMENT FOR FISCAL YEAR 2006

Mikron’s (NASD: MIKR) news release issued earlier today regarding its results for the fourth quarter and fiscal year ended October 31, 2006 understated the Company’s basic and fully diluted earnings per share for the year as $.62. The correct amount of $.63 was reported in the consolidated statements of operations (unaudited) for the three months and fiscal year ended October 31, 2006 that accompanied the earlier earnings release.

As corrected, the fourth paragraph of the earlier release should have read:

“Mikron’s fiscal 2006 fourth quarter operating income was 28.9% higher than the corresponding quarter in fiscal 2005 ($1,469,199 and $1,140,089). Fiscal 2006 operating income was 43.7% higher than fiscal 2005’s operating income ($5,896,153 and $4,102,691 respectively). Basic and fully diluted earnings per share were $0.63 for fiscal 2006 compared to $0.44 for fiscal 2005.”

About Mikron:

Mikron Infrared, Inc., founded in 1969, is a developer, manufacturer and marketer of infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems. Its executive offices and manufacturing facilities are located at 16 Thornton Road, Oakland, NJ.

Contact: Paul A. Kohmescher, CFO (Tel. No. 201-405-0900)